EXHIBIT 21







                  SUBSIDIARIES OF THE REGISTRANT

                           Subsidiary or      Percent of    State of
Parent                     Organization       Ownership   Incorporation
---------------------- ---------------------  ----------  -------------
Peekskill Financial    First Federal Savings     100%         Federal
 Corporation            Bank

First Federal Savings  First Federal REIT,      100%        New York
 Bank                   Inc.